EXHIBIT 4.1

AMENDMENT NO. 1 TO
RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is dated as of April 10, 2020 (the “Effective Date”) and amends that certain Rights Agreement, dated as of June 4, 2019 (the “Rights Agreement”), by and between Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”).  Capitalized terms used in this Amendment and not otherwise defined herein have the meaning(s) given to them in the Rights Agreement.

RECITALS
WHEREAS, in accordance with Section 27 of the Rights Agreement, at any time when the Rights are then redeemable, the Company may amend the Rights Agreement in any respect without the approval of any holders of Rights or holders of Preferred Stock; and
WHEREAS, the Rights Agent is hereby directed by the Company to join in this Amendment.

AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:

1. Amendment of the Rights Agreement.  Section 7(a) of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

“Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate (other than Right Certificates representing Rights that have become null and void pursuant to Section 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof) may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised and an amount equal to any tax or charge required to be paid in cash, or by certified check, cashier’s check or money order payable to the order of the Company, at any time which is both after the Distribution Date and prior to the time (the “Expiration

Date”) that is the earliest of (i) the Close of Business on April 13, 2020 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 1(d)(ii)(A)(z) hereof, at which time the Rights are terminated, or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof.  Except for those provisions herein that expressly survive the termination of this Agreement, this Agreement shall terminate at such time as the Rights are no longer exercisable hereunder.”
2. Amendment of Exhibits.  The exhibits to the Rights Agreement shall be deemed to be amended to reflect this Amendment, including all conforming changes.
3. Other Amendment; Effect of Amendment.  Except as, and to the extent, expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification.  This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date.  In the event of a conflict or an inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.
4. Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart.  A signature to this Amendment executed and/or transmitted electronically (including by .pdf) will have the same authority, effect and enforceability as an original signature.  No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
5. Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.
6. Descriptive Headings.  The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.
7. Further Assurances.  Each of the parties to this Amendment will reasonably cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

8. Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Effective Date.

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Executive Vice President, Chief Legal Officer and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director

[Signature Page to Amendment No. 1 to Rights Agreement]